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                                                                     Exhibit 2.1

                            STOCK EXCHANGE AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

     THIS STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (hereinafter referred to as the "Agreement") made and entered into as of the 5th day of February, 1997, by and among THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation (the "Company"), PARENTS AND CHILDREN TOGETHER, INC., an Arizona corporation ("Acquisition Corp."), REGINA MURPHY-DARLING, and PAMELA CLARK-RAINES in their individual capacities (individually a "Stockholder" and collectively the "Stockholders"), and FLETCHER MCCUSKER, solely for purposes of
1.6 and 1.7 herein.

                                   WITNESSETH:

     The Stockholders own all of the issued and outstanding shares of capital stock of Acquisition Corp.

     The Company desires to acquire, and the Stockholders desire to transfer and assign to the Company, all of the legal and beneficial right, title and interest in all of the issued and outstanding shares of the capital stock of Acquisition Corp. currently held by the Stockholders, solely in exchange for voting stock of the Company, all upon the terms and conditions hereinafter set forth.

     The parties hereto intend that the transaction set forth in this Agreement shall constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings hereinafter made, the parties hereto agree as follows:

                                    ARTICLE 1
                      EXCHANGE OF STOCK AND OTHER COVENANTS

     1.1. Agreement of the Stockholders. The Stockholders, in reliance upon the representations, warranties, covenants and agreements of the Company set forth herein, and upon and subject to the terms, and provisions of this Agreement, hereby transfer, assign and deliver to the Company all of the issued and outstanding shares of the capital stock of Acquisition Corp. (the "Acquisition Corp. Shares") free and clear of all liens, claims, charges, limitations, agreements and restrictions whatsoever, in exchange solely for shares of common stock of the Company, $.001 par value (which shares to be exchanged hereunder are hereafter referred to as the "Company Shares"). The number of Acquisition Corp. Shares, and the Company Shares, which are to be transferred, assigned and delivered by each Stockholder to the Company, and by

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the Company to each Stockholder, pursuant to this Agreement are set forth opposite the name of such Stockholder below:

                            Number of Acquisition
                             Shares Owned to be        Number of the Company
                              Delivered to the         Shares to be Delivered
       Name                      Company               To Each Stockholder

Regina Murphy-Darling             2,000                      128,250
Pamela Clark-Raines                100                        6,750

     The parties acknowledge that after the exchange of the Acquisition Corp. Shares for the Company Shares as contemplated by the foregoing, they shall hold issued and outstanding Company common stock in the following number of shares and percentages of the issued and outstanding common stock of the Company:
Regina Murphy-Darling, 128,250, 38.28%; and Pamela Clark-Raines, 6,750, 2.02%.

     The parties further acknowledge that additional stock issuances by the Company in the future may he made, including the possible issuance to private investors and the possible public offering of as yet undetermined amounts; provided that the foregoing acknowledgement shall not b e construed in any way to obligate the Company to issue any of its stock in any amounts or for any purposes whatsoever (including, without limitation, the purposes set forth above), nor shall the foregoing acknowledgement be construed to limit the Company's power, authority or right to issue its stock in any amounts whatsoever for purposes other than those set forth above. Accordingly, Company common stock acquired by Stockholders will be subject to dilution.

     1.2. Agreement of the Company. The Company, in reliance upon the representations, warranties, covenants and agreements of the Stockholders set forth herein, and upon and subject to the terms and provisions of this Agreement, have, contemporaneously with the execution of this Agreement, issued and delivered to the Stockholders the number of Company Shares set forth in
Section 1.1 hereof in exchange for the transfer, assignment and delivery to the Company of the Acquisition Corp. Shares as provided for herein.

     1.3. Closing. Upon execution of this Agreement (the "Closing'), the exchange of the Acquisition Corp. Shares for the Company Shares shall have been completed as follows:

            (a) Each Stockholder shall have delivered to the Company the certificates evidencing the number of Acquisition Corp. Shares set forth opposite such Stockholder's name in Section 1.1 hereof, all of which shall have been duly endorsed in proper form for transfer.

            (b) The Company shall have delivered to each Stockholder a certificate issued in the name of such Stockholder, evidencing the number of the Company Shares set forth opposite such Stockholder's name in Section 1.1 hereof.

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     1.4.   Unwind Agreement. In the event that a Public Offering (as defined below) is not consummated within one year from the date of this Agreement (the "Trigger Event"), Fletcher McCusker and Regina Murphy-Darling (either alone or jointly) shall have the option to trigger an unwind of the transactions provided herein by delivering a written demand to the other parties hereto that such party desires to unwind the transaction (the "Notice"). In the event a Notice is delivered as provided above, within 30 days after delivery of such Notice, the parties hereto shall execute a Stock Exchange Agreement providing, among other things, that (a) the Stockholders shall transfer, assign and deliver to the Company all of the Company Shares held by them in exchange solely for the Acquisition Corp. Shares and (b) the Company shall transfer, assign and deliver to the Stockholders (in the amounts held by them prior to the execution of this Agreement) all of the Acquisition Corp. Shares in exchange solely for the Company Shares held by the Stockholders (the "Unwind") with all of such Company Shares and Acquisition Corp. Shares free and clear of all liens, claims, charges, limitations, agreements and restrictions whatsoever. No other consideration will be provided to the parties in such stock exchange. The parties hereto acknowledge that the Unwind may result in adverse tax, consequences, and the parties have been advised to seek tax advice regarding such transaction.

     For purposes of this Agreement, "Public Offering" is defined as the offering of certain of the Company Shares to the public pursuant to a Registration Statement filed with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended. The Company makes no representations to the Stockholders regarding the number of Company Shares which may be registered in a Public Offering, and to what number of the Company Shares, if any, held by the Stockholders shall be included in any Public Offering.

     1.5. Operation of the Company and Acquisition Corp. From the date of this Agreement until the earlier of (a) consummation of a Public Offering and (b) a Trigger Event and Fletcher McCusker's and Regina Murphy-Darling's agreement not to cause an Unwind, it is the intent of the parties hereto that the Company and Acquisition Corp. shall operate as separate entities, with no transfers or transactions occurring between them, unless treated as arms-length transfers or transactions.

     1.6. Election of Directors. Notwithstanding anything to the contrary herein, for so long as they are shareholders, Fletcher McCusker and Regina Murphy-Darling shall vote their shares in the Company at any meeting of the shareholders, or by unanimous written consent, for Regina Murphy-Darling and Fletcher McCusker as members of the Board of Directors of the Company. It is the intent of the parties hereto that Fletcher McCusker and Regina Murphy-Darling shall each be both the President arid Chief Executive Officer of the Company and Acquisition Corp., respectively.

     1.7. Financing of the Company. Fletcher McCusker has loaned the Company $50,000 pursuant to a promissory note, a copy of which has been delivered to the Stockholders (the "Note"). Notwithstanding the terms of the Note, the Company and Fletcher McCusker hereby agree with Acquisition Corp. that the Company shall only make the payments under the Note as long as such payments would not prevent the Company from paying its other debts as they become due in the usual course of business. In the event that the Company could not make a

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timely payment under the Note in accordance with this section, such payment would be made as soon as reasonably possible in accordance with this section; provided, however, that upon the earlier of (a) consummation of a Public Offering, (b) consummation of a financing transaction providing funds to the Company equal to or greater than $1,000,000 and (c) the Trigger Event, such Note would he paid in full in a timely manner. This terms of this paragraph are solely for the benefit of Acquisition Corp. and no other party. No other party may bring an action to enforce its terms.

     In the event that the Company needs additional funds, as determined by the Company's Board of Directors (including both Fletcher McCusker and Regina Murphy-Darling), in its sole discretion, Fletcher McCusker shall loan the Company such additional funds in such amounts as the Board of Directors has determined is reasonably necessary to enable the Company to pay its debts as they become due: provided, however, that such loan(s) shall be limited to an aggregate maximum amount of $150,000 pursuant to promissory note(s) executed by the Company which shall hear interest at that rate of 7% per annum and have such other terms as are agreeable to Fletcher McCusker in his sole discretion. The above agreement shall terminate immediately upon the earlier of (a) consummation of a Public Offering, (b) consummation of a financing transaction which provides the Company an amount equal to or greater than $1,000,000, (c) the Trigger Event and (d) the transfer of any shares in the Company by the Stockholders. The terms of this paragraph are solely for the benefit of the Company and no other party. No other party may bring an action to enforce its terms.

                                    ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Stockholders, and each of them, jointly and severally, represent and warrant to the Company and Acquisition Corp. that, except as disclosed in
Schedule 2.0 annexed hereto (the "Stockholders' Disclosure Schedule"):

     2.1. Organization. Acquisition Corp. is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arizona, with all requisite power to own all of its property and assets and to carry on its business as it is now being conducted. This Agreement and such related agreements, documents and instruments are and will be valid and binding obligations of the Stockholders enforceable against the Stockholders in accordance with the terms hereof and thereof.

     2.2. Conflicting Agreements and Instruments. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof by the Stockholders will not (a) violate any existing provision of any law or violate any existing decree applicable to the Stockholders or Acquisition Corp.; (b) conflict with or result in a breach of Acquisition Corp.'s organizational documents, any of the Obligations (as defined below) or any other material agreement or instrument to which the Stockholders or Acquisition Corp. is a party or by which the Stockholders or Acquisition Corp. or the Assets (as defined below) is bound or subject; (c) constitute a breach or default of or an acceleration under,

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or an event that with the passing of time or giving of notice or both would constitute a breach or default of or acceleration under, any of the items described in (b) above; or (d) result in the creation or imposition of any lien, charge, security interest, encumbrance or claim upon or in any of the Assets.

     2.3. Filings, Consents and Approvals. Except for approval by the Arizona Department of Health Services, the execution, performance and delivery by Stockholders of this Agreement and the related agreements, instruments and documents referred to herein, and the consummation of the transactions contemplated by the foregoing, do not require the consent, approval or action of, or any filing with, or notice to, any corporation or any person, firm or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     2.4. Financial Statements, Absence of Undisclosed Liabilities. The unaudited balance sheet and profit and loss statement of Acquisition Corp. as and for the years ended April 30, 1995 and April 30, 1996 and for the period ending December 31, 1996 (collectively, the "Financial Statements"), delivered to Purchaser (a) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, (b) are true and accurate in all material respects and (c) fairly present in all material respects the financial position of Acquisition Corp. as of the respective dates thereof and the results of operations for each such year or period.

     2.5.   Absence of Certain Changes. Since April 30, 1996, there has not been
(a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business or properties of Acquisition Carp; (b) any material increase in the compensation payable or to become payable by Acquisition Corp. to any of its employees or agents, or any bonus payment or material arrangement made to or with any of them; (c) any mortgage, pledge or subjection to any lien, charge, or encumbrance of any kind of any of Acquisition Corp.'s assets, tangible or intangible; (d) any sale or transfer of any of the Assets; (e) any sale, assignment, license or transfer by Acquisition Corp. of any patents used in the operation of its business, trademarks, trade names, copyrights, licenses, computer software programs, or other intangible assets; or
(f) any amendment or termination of any material contract, agreement or license relating to its business to which Acquisition Corp. is a party other than in the ordinary course of business.

     2.6. Litigation. Acquisition Corp. and the Stockholders are not bound by any order, judgment. stipulation or consent decree of any court or other governmental authority, and there is not pending or threatened any suit, action, employee controversy, or legal, administrative, arbitration, or other proceeding or governmental investigation, which would affect the Assets, operations of the business as presently conducted, or the transactions contemplated by this Agreement, nor, to the knowledge of Acquisition Corp. or the Stockholders is there any basis therefor.

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     2.7.   Assets. The Asset Schedule attached hereto as Schedule A contains a complete and correct list of Acquisition Corp.'s assets as of January 31, 1997, and includes, without limitation, the following (collectively, the "Assets"):
(a) all items of tangible personal property and fixtures of whatever kind or nature which are owned by Acquisition Corp., used in the operation of its business in the ordinary course and which have a value in excess of $2,000 (collectively, the "Persona1 Property"); (b) a description of all contracts, leases, licenses, memberships, agencies, permits and agreements to which Acquisition Corp. is a party or an assignee of a party (collectively, the "Contracts"); (c) all copyrights, trademarks, trade names, patents and other similar rights, including applications and registrations therefore, owned or used by Acquisition Corp. in the operation of its business; (d) cash, stock and other securities; (e) tax claims and tax refunds: and (f) the dollar value of accounts receivable.

     2.8. Liabilities. The Liability Schedule attached hereto as Schedule B contains the following as or January 31, 1997, (collectively, the "Obligations"): (a) the dollar value of Acquisition Corp.'s accounts payable;
(b) a description of any outstanding loans to Acquisition Corp; and (c) any other liabilities and obligations of Acquisition Corp. of any nature, past, present, future, fixed or contingent, known or unknown. "Obligations" includes all liabilities and obligations of Acquisition Corp. under the Contracts.

     2.9.   Title to and Condition of Property.

            (a) Title. Acquisition Corp. has good, marketable and exclusive title to and undisputed possession of all of its tangible personal property and improvements included among the Assets, free and clear of all liens, encumbrances, mortgages, claims, charges or demands of any nature.

            (b) Condition. All of the tangible personal property and improvements included among the Assets are in good condition, ordinary wear and tear excepted, are not obsolete, are suitable for use in the ordinary course of business and are otherwise in such condition and repair so that the Business can operate in compliance with all applicable federal and state laws.

            (c) Insurance. The tangible personal property and improvements included among the Assets and any real property and improvements therein which are leased are insured in amounts adequate to replace or repair any casualty or other loss to any of the Assets, leased property and improvements, pursuant to a casualty insurance policy of a type reasonable and customary in the industry.

            (d) Removal of Assets. No material item of equipment or other tangible assets used in the operation of the business at any time within the past twelve months has been removed from the business except in the ordinary course of business.

     2.10. Contracts and Commitments. Stockholders have delivered to Company complete and accurate copies of all written contracts, leases, agreements and other commitments relating to the business to which Acquisition Corp. is a party which constitute or evidence the

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Obligations. The Obligations are not subject to any oral agreements, modifications, addenda or other understandings of any kind or nature. As of Closing, Acquisition Corp. will not be in default under, and will not have committed any act that with the passing of time or the giving of notice would constitute a default under, any of the Obligations, and the Obligations will be in full force and effect in accordance with their terms.

     2.11. Licenses; Permits. Acquisition Corp. has all licenses and permits (as the case may be) necessary to operate it business and to conduct all related business in the ordinary course, and such licenses and permits are in full force and effect. No material violations are outstanding in respect of such licenses or permits, or any of them, and there is pending no proceeding to revoke or limit any of them. Acquisition Corp. is in compliance in all material respects with the applicable laws and regulations governing the operation of its business's and the Assets owned by it.

     2.12. Employees; Employee Benefits. Stockholder's Disclosure Schedule identifies all employee benefit programs and plans maintained with respect to employees of Acquisition Corp., including, but not limited to, group health and accident coverage and vacation and sick pay policies, and all contracts and understandings with employees whether written or oral, and all such programs, plans, contracts and understandings are in full force and effect without default. Acquisition Corp. does not currently maintain a pension or profit sharing plan, and has never maintained a pension or profit sharing plan for which any remaining liability or obligation exists.

     2.13. Unions. Acquisition Corp. is not a party to any contract with a labor union and no election or proceeding relating to labor relations is pending or threatened.

     2.14. Taxes. All federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, transaction privilege, withholding and other taxes have been paid and appropriate returns have been filed. There are no tax liens on any of the Assets and there are not pending, asserted or threatened against Acquisition Corp. any tax examination or tax claims.

     2.15. Copyrights, Etc. All copyrights, call signs, trademarks, trade names, patents and other similar rights used in connection with the operation of Acquisition Corp.'s business are valid, in good standing and uncontested. Acquisition Corp. will, upon consummation of this Agreement, possess adequate rights, licenses and other authority to use all copyrights, trademarks, trade names, patents and other similar rights necessary to conduct its operations as now conducted.

     2.16. Capitalization. Acquisition Corp. has an authorized capitalization consisting solely of 1,000,000 shares of common stock having no par value, of which 2,100 shares the "Acquisition Corp. Shares") are issued and outstanding on the date hereof. The Acquisition Corp. Shares have been validly issued and are fully paid and nonassessable, and no other stock or securities of Acquisition Corp. other than the Acquisition Corp. Shares are issued or outstanding. None of Acquisition Corp.'s capital stock is held by it as treasury stock. Acquisition Corp. has

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not issued and no Stockholder has taken any actions that may result in the creation in any party of, any options, warrants or other rights to purchase or subscribe for or otherwise obtain (or any commitment or obligation of any kind to issue) any shares of Acquisition Corp. stock or any other security of Acquisition Corp. Regina Murphy-Darling and Pamela Clark-Raines are the sole stockholders of Acquisition Corp.

     2.17. Corporate Documents. Acquisition Corp. has heretofore delivered to the Company each of the following documents, which are, on and as of the date of execution of this Agreement, true, correct and complete; (a) Articles of Incorporation of Acquisition Corp., and all amendments thereto: (b) Bylaws of Acquisition Corp. and all amendments thereto; (c) minutes of all meetings of the stockholders of Acquisition Corp.; (d) minutes of all meetings of the Board of Directors of Acquisition Corp.; and (e) list of all current officers and directors of Acquisition Corp.

     2.18. Continuing Relationship with the Company. The Stockholders acknowledge that they (a) are executive level employees of Acquisition Corp.,
(b) have been, and continue to be, intimately involved in the business planning and operations of Acquisition Corp., and (c) have had, and continue to have, access to detailed information with respect to the business, financial condition, results of operations and prospects of Acquisition Corp.

     2.19. Review of Documents. Stockholders acknowledge that (a) they have received and carefully reviewed a copy of the Articles of Incorporation and bylaws of the Company; (b) the Company incorporated on December 20, 1996, and, therefore, has no financial statements; (c) they have received all information concerning the Company Shares that they have requested; (d) as a result of their relationship with Acquisition Corp., their review of the aforementioned documents and their prior overall experience in financial matters and the business of the Company, they are properly able to evaluate the capital structure of Company, the business of Company and the risks inherent therein;
(e) they have been given the opportunity to obtain any additional information or documents from, and to ask questions and receive answers of, the officers and representatives of the Company to the extent necessary to evaluate the merits and risks related to their investment; and (f) their acquisition of securities of the Company is consistent, in both nature and amount, with their overall investment program and financial conditions and their financial condition is such that they can afford to suffer a complete loss of their investment.

     2.20. Investment. The Company Shares acquired by them are being acquired by them for their account for investment, and they will not sell or otherwise dispose of the Company Shares except in compliance with the Securities Act of 1933, as amended (the "1933 Act"), the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, applicable "blue sky" laws and the terms of this Agreement.

     Prior to making any disposition of the Company Shares, Stockholders will give written notice to the Company describing the manner of such proposed disposition. Stockholders will not effect such proposed disposition until either
(a) the Company has notified them that, in the opinion of Company counsel, no registration of the Company Shares under the 1933 Act or

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registration or qualification under the securities or "blue sky" laws of any state is required in connection with such proposed disposition, or (b) a registration statement under the 1933 Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the 1933 Act and compliance with applicable state securities or "blue sky" laws has been effected.

     Stockholders are familiar with Rule 144, as amended, under the 1933 Act, and they have been advised that Rule 144 is not currently and may not in the future become available to permit resales by them of the Company Shares. Subject to the terms of Section 1.4, the Stockholders understand that, to the extent that Rule 144 is not available, they will be unable to sell the Company Shares without either registration under the 1933 Act or the existence of another exemption from such registration requirement. Stockholders acknowledge that the Company has no obligation to Stockholders to register the Company Shares.

     2.21. Authority. Stockholders have full right, power and authority to enter into this Agreement.

     2.22. Minority Interest; Illiquidity. Stockholders acknowledge and agree that the Company Shares held by each of them represent a minority interest in the Company. As a result, Stockholders will not be entitled to elect any members of the Board of Directors of the Company or Acquisition Corp. or to otherwise influence in any sufficient way the management or policies of the Company or Acquisition Corp. Except as provided in Section 1.4, the Company Shares are illiquid and must be held for the long term. The Stockholders will not be able to readily sell, pledge or otherwise convert the Company Shares to cash, in whole or in part.

     2.23. Advisors. Stockholders acknowledge and agree that the Company has suggested that Stockholders obtain independent legal and financial advice with respect to this Agreement and all other documents in connection with the transactions contemplated herein. Stockholders have obtained such advice to the extent they deem it appropriate and have otherwise had a full and fair opportunity to consult with such advisors and obtain from Company such information as they have deemed appropriate to consider the advisability of entering into the foregoing agreements.

     2.24. Accuracy of Representations. No representation or warranty of the Stockholders in this Agreement contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein not misleading as of the date of representation or warranty.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Stockholders that, except as disclosed in Schedule 3.0 annexed hereto (the "Company's Disclosure Schedule"):

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     3.1.   Organization; Power and Authority of Company. Company is a
corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power to own all of its property and assets and to carry on its business as it is now being conducted, and to execute, perform and deliver this Agreement and related agreements, documents and instruments referred to herein and to consummate the transactions contemplated by the foregoing. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Company, all requisite consents and approvals have been obtained by the Company to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement and such related agreements, documents and instruments are and will be valid and binding obligations of Company, enforceable against Company in accordance with the terms thereof.

     3.2. Conflicting Agreements and Instruments. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof by Company will not, as of the Closing (a) violate any existing provision of any law or violate any existing decree applicable to Company; (b) conflict with or result in a breach of the Company's organizational documents or any other material agreement or instrument to which Company is a party or by which Company is bound or subject; (c) constitute a breach or default of or an acceleration under, or an event that with the passing of time or giving of notice or both would constitute a breach or default of or acceleration under, any of the items described in (b) above; or (d) result in the creation or imposition of any lien, charge, security interest, encumbrance or claim upon or in any of the Company's assets.

     3.3. Filings, Consents arid Approvals. The execution, performance and delivery by Company of this Agreement and the related agreements, instruments and documents referred to herein, and the consummation of the transactions contemplated by the foregoing, do not require the consent, approval or action of, or any filing with, or notice to, any corporation or any person, firm or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     3.4. Litigation. Company is not bound by any order, judgment, stipulation or consent decree of any court or other governmental authority, and there is not pending or threatened any suit, action, employee controversy, or legal, administrative, arbitration, or other proceeding or governmental investigation, which would affect the transactions contemplated by this Agreement, nor, to the knowledge of Company is there any basis therefor.

     3.5. Contracts and Commitments. Company has previously delivered to Stockholders complete and accurate copies of all written contracts, leases, agreements and other commitments to which the Company is a party. Such agreements are not subject to any oral agreements, modifications, addenda or other understandings of any kind or nature. As of Closing, Company will not be in default under, and will not have committed any act that with the passing of time or the giving of notice would constitute a default under, any of such agreements and will be in full force and effect in accordance with their terms.

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     3.6.   Copyrights, Etc. All copyrights, trademarks, trade names, patents and other similar rights used by the Company are valid, in good standing and uncontested. Company will, upon consummation of this Agreement, possess adequate rights, licenses and other authority to use all the copyrights, trademarks, trade names, patents and other similar rights necessary to conduct its operations as now conducted.

     3.7. Capitalization. The Company has an authorized capitalization consisting solely of 10,000,000 shares, all of one class, having a par value of $.001 per share, of which 200,000 shares shall be issued and outstanding immediately prior to the Closing. None of the Company's capital stock is held as treasury stock. Fletcher McCusker is the sole stockholder of the Company immediately prior to the Closing.

     3.8. Accuracy of Representations. No representation or warranty of Company in this Agreement contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein not misleading as of the date of representation or warranty.

                                    ARTICLE 4
                         MUTUAL COVENANTS AND WARRANTIES

     The parties hereto hereby represent and warrant to the other that no person has provided services as a broker, agent or finder in this transaction. The parties shall each indemnify and hold harmless the other from and against any and all other claims or expenses, including attorneys' fees, asserted by any other person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with this transaction.

                                    ARTICLE 5
                                 INDEMNIFICATION

     5.1. Indemnification by Stockholders. Stockholders and each of them, do hereby jointly and severally agree to indemnify and hold harmless Company from and against all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including, without limitation, reasonable fees and disbursements of counsel (hereinafter referred to collectively as "Damages"), which are sustained or incurred by the Company by reason of the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by the Stockholders herein.

     5.2. Indemnification by Company. Company does hereby agree to indemnify and hold harmless Stockholders from and against any and all Damages sustained or incurred by Stockholders by reason of the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by the Company herein.

                                    ARTICLE 6
                                     GENERAL

     6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the conflicts or choice of law principles, of the State of Arizona.

     6.2. Survival of Representations, Warranties. etc. Each representation, warranty, covenant and agreement of the parties herein contained shall survive the Closing.

     6.3. Notices. Any notices or other communications required or permitted hereunder shall be delivered personally, sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:

     To Stockholders:              Regina Murphy-Darling
                                   620 North Craycroft
                                   Tucson, Arizona 85711
                                   Fax No: (520) 745-1707

                                   Pamela Clark-Raines
                                   620 North Craycroft
                                   Tucson, Arizona 85711
                                   Fax No: (520) 745-1707

     With copy to:                 Lawrence M. Hecker, Jr., Esq.
                                   Hecker, Phillips & Zeeb PLLC
                                   405 W. Franklin
                                   Tucson, AZ 85701-8209
                                   Fax No: (520) 620-0405

     To Company:                   Fletcher McCusker
                                   The Providence Service Corporation
                                   5076 E. Ft. Lowell
                                   Tucson, Arizona 85712
                                   Fax No.:  (520) 881-1719

     With copy to:                 Laura C. Toncheff. Esq.
                                   GALLAGHER & KENNEDY, P.A.
                                   2600 North Central Avenue
                                   Phoenix. Arizona 85004-3020
                                   Fax No:(602) 257-9459

or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if

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

mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

     6.4. Entire Agreement. This instrument supersedes all prior communications, understandings and agreements of or between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

     6.5. Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     6.6. Schedules, Exhibits. All Schedules and Exhibits annexed hereto are hereby incorporated herein by this reference.

     6.7. Expenses. The parties hereto shall bear their respective costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement without obligation to pay or contribute to the expenses incurred by any other party.

     6.8. Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

     6.9. Waiver. The failure of any parry at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter.

     6.10. Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of only the parties hereto and no party may assign any of its rights or obligations hereunder.

     6.11. Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorneys' fees incurred in connection with the dispute from the other party.

     6.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            THE PROVIDENCE SERVICE CORPORATION


                                            By:    /s/  Fletcher McCusker
                                               --------------------------------
                                                   Chief Executive Officer


                                            PARENTS AND CHILDREN TOGETHER, INC.

                                            By:   /s/  Regina Murphy-Darling
                                               --------------------------------
                                                         President


                                            By:  /s/  Regina Murphy-Darling
                                               --------------------------------
                                                    Regina Murphy-Darling


                                            By:  /s/  Pamela Clark-Raines
                                               --------------------------------
                                                     Pamela Clark-Raines


                                            By:  /s/  Fletcher McCusker
                                               --------------------------------
                                               Fletcher McCusker, for purposes
                                                 of Section 1.6 and 1.7 only

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